[Letterhead of PricewaterhouseCoopers LLP]


                        CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Prospectus Supplement of Fremont Home Loan Owner Trust 1999-1 relating to the Home Loan Asset Backed Notes, Series 1999-1 of our report dated January 26, 1998 on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997. We also consent to the reference to our Firm under the caption "Experts."


                                             /s/ PricewaterhouseCoopers LLP

                                             PricewaterhouseCoopers LLP

New York, New York
March 17, 1999